SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

September 1, 2005

(Date of report (date of earliest event reported)

HM PUBLISHING CORP.

HOUGHTON MIFFLIN COMPANY

(Exact name of registrants as specified in their charters)

Delaware Massachusetts	333-110720 333-105746	13-4265843 04-1456030
(State or other jurisdictions of incorporation or organization)	Commission File Numbers	(I.R.S. Employer Identification Nos.)

222 Berkeley Street

Boston, Massachusetts 02116

(Address of principal executive offices) (Zip Code)

(617) 351-5000

(Registrants’ telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications Pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 113e-4(c) under the Exchange Act (17 CFR 240.1134-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Registrants currently lease office space located at 222 Berkeley Street, Boston, Massachusetts, from Two Twenty Two Berkeley Venture. On July 28, 2005 Registrants entered into a Fourth Amendment to this lease. The Fourth Amendment was delivered in escrow pending the satisfaction of certain conditions to the effectiveness of the Fourth Amendment. The escrow conditions were satisfied and the Fourth Amendment was released from escrow on August 18, 2005. Upon its release from escrow, the Fourth Amendment was deemed effective as of July 28, 2005, but remained subject to the written confirmation of certain elections with respect to the Premises to be made by Tenant pursuant to its terms. Written confirmation of Registrants’ elections pursuant to the Fourth Amendment was executed and delivered on September 1, 2005. The Fourth Amendment extended the term of the lease to February 28, 2017, with an optional 10-year extension, and amended certain of the terms and conditions, including an increase in the rent.

Registrants currently lease office space located at 500 Boylston Street, Boston, Massachusetts, from Five Hundred Boylston West Venture. On July 28, 2005 Registrants entered into an Amended and Restated Lease. The Amended and Restated Lease was delivered in escrow pending the satisfaction of certain conditions to the effectiveness of the Amended and Restated Lease. The escrow conditions were satisfied and the Amended and Restated Lease was released from escrow on August 18, 2005. Upon its release from escrow, the Amended and Restated Lease was deemed effective as of July 28, 2005, but remained subject to the written confirmation of certain elections with respect to the Premises to be made by Tenant pursuant to its terms. Written confirmation of Registrants’ elections pursuant to the Amended and Restated Lease was executed and delivered on September 1, 2005. The Amended and Restated Lease extended the term of the lease to February 28, 2017, with an optional 10-year extension, and amended certain of the terms and conditions, including an increase in the rent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: September 6, 2005

HM PUBLISHING CORP.
HOUGHTON MIFFLIN COMPANY

By:	/s/ STEPHEN C. RICHARDS
Stephen C. Richards
Executive Vice President, Chief Operating Officer,
and Chief Financial Officer